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                                                                  Exhibit 23.(b)

                              AMENDED AND RESTATED

                                     BYLAWS

                                       OF

                      JOHN HANCOCK VARIABLE SERIES TRUST I
                           (As of September 18, 2002)

                                    ARTICLE I

                                     OFFICES

     SECTION 1.1. Principal Office. The principal office of John Hancock Variable Trust I (hereinafter referred to as the Trust) shall be in the City of Boston, State of Massachusetts.

     SECTION 1.2. Other Offices. The Trust may also have offices at such other places as the Board of Trustees may from time to time determine or the business of the Trust may require.

                                   ARTICLE II

                                  SHAREHOLDERS

     SECTION 2.1. Place of Meetings. Meetings of shareholders shall be held at the offices of the Trust in the City of Boston, Massachusetts, or at any other place within the United States as shall be designated from time to time by the Board of Trustees and stated in the notice of meeting or in a duly executed waiver of notice.

     SECTION 2.2. Annual Meetings. No Annual Meetings of shareholders shall be required. Such meetings may, however, be held at such date and time as shall be fixed by the Board of Trustees and stated in the notice of the meeting. At an Annual Meeting, the shareholders shall elect a Board of Trustees, ratify or reject the independnet public accountants selected for the current year, and transact any other business within the powers of the Trust properly brought before the meeting. Any business of the Trust may be transacted at the Annual Meeting without being specially designated in the notice, except such business as is legally required to be stated in the notice.

     SECTION 2.3. Special Meetings. Special meetings of the shareholders may be called for any purpose by a majority of the Board of Trustees, the Chairman of the Board, or the President. Special meetings of shareholders shall be called by the Secretary upon the written request of holders of shares entitled to cast not less than twenty-five per cent of all the votes entitled to be cast at such meeting. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted on at the meeting.

     SECTION 2.4. Notice and Purpose. Not less than ten nor more than sixty days before the date of every shareholders' meeting, the Secretary shall give notice of the time, place, and

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purpose of the meeting personally or by mail to each shareholder entitled to vote at such meeting and to each other shareholder who is legally entitled to notice. If mailed, such notice shall be deemed to be given when deposited In the United States mail addressed to the shareholder at his post-office address as it appears on the records of the Trust, with postage prepaid. Business transacted at any special meeting of shareholders, but not annual meetings, shall be limited to the purposes stated in the notice.

     SECTION 2.5. Record Date. The Board of Trustees may fix, in advance, a date as the record date for the purpose of determining shareholders entitled to notice of any shareholders' meeting, to vote at any shareholders' meeting, to receive payment of any dividend or the allotment of any rights, or to make a determination of shareholders for any other proper purpose. Such date shall be not more than sixty-five days and, in case of a shareholders' meeting, not less than ten days prior to the date on which the particular action requiring such determination of shareholders is to be taken. Any meeting may be adjourned for a reasonable time after the date set for the original meeting without the necessity of fixing a new record date, notwithstanding that the date to which the meeting is adjourned is more than 65 days after the record date fixed for the original meeting. (As amended 9/18/02)

     SECTION 2.6. Quorum. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders (unless a greater percentage shall be necessary pursuant to the Declaration of Trust or to any applicable state or federal law, rule, or regulation). If a quorum is not represented, a majority of the shareholders present in person or represented by proxy may adjourn the meeting without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. When a quorum is once present to organize a meeting, it is not broken by a subsequent withdrawal of any shareholder.

     SECTION 2.7. Voting. Each holder of record of shares of the Trust having voting power shall be entitled, at each meeting of the shareholders, to one vote for every share of stock standing in his name on the record of shareholders of the Trust as of the record date determined pursuant to Section 2.5, except as otherwise provided by the Declaration of Trust, the Investment Company Act of 1940 ("1940 Act"), the rules thereunder, or other applicable 1aw.

     SECTION 2.8. Proxies. Each shareholder entitled to vote at any meeting of shareholders may authorize another person or persons to act for him by a proxy signed by such shareholder or his attorney-in-fact. A proxy for any meeting shall be valid for the adjournment of such meeting. Every proxy shall be revocable at the pleasure of the shareholder executing it, except in those cases where such proxy states that it is irrevocable and where an irrevocable proxy is permitted by law.

     SECTION 2.9. Required Vote. Except as otherwise provided by the 1940 Act, the rules thereunder, or other applicable law, or the Declaration of Trust, or these Bylaws, any action to be taken by vote of the shareholders shall be authorized by a majority of the total votes cast at a shareholders' meeting by the holders of shares present in person or represented by proxy and entitled to vote on such action.

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     SECTION 2.10. Officers. The Chairman of the Board shall preside at and the
Secretary shall keep the records of each meeting of shareholders. In the absence of either such officer, their duties shall be performed by some person appointed at the meeting.

     SECTION 2.11. Order of Business. The business shall be transacted in such order as the presiding officer shall determine.

     SECTION 2.12. Conduct of Meetings. At all shareholders' meetings, the Chairman of the meeting shall receive and canvas all proxies and ballots. The Chairman shall decide all questions about the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless Inspectors of Election have been appointed to decide all such questions.

     The Chairman of the meeting may cause a vote by ballot to be taken upon any election or matter, and such vote shall be taken upon the request of the holders of ten percent of the shares entitled to vote on such election or matter.

                                   ARTICLE III

                                    TRUSTEES

     SECTION 3.1. General Powers. The business and property of the Trust shall be managed by its Board of Trustees, which shall exercise all the powers of the Trust, subject to the restrictions imposed by law, the Declaration of Trust, or these Bylaws.

     SECTION 3.2. Delegation. To the extent permitted by law, by the Declaration of Trust, or these Bylaws, the Board of Trustees may delegate the duty of management of the Trust's assets and such other of its powers and duties (a) to the Executive Committee or other committees or (b) to another party to act as manager, investment adviser, or underwriter pursuant to a written contract or contracts to be approved in the manner required by the 1940 Act.

     SECTION 3.3. Number. The Board of Trustees shall consist of not less than three nor more than nine trustees. The number of trustees may be increased or decreased from time to time by the Board of Trustees by amendment of the Bylaws, provided that such decrease does not shorten the term of any incumbent trustee and that the number of Trustees is not less than three at any time after the first meeting of shareholders.

     At least two-thirds of the trustees shall be disinterested within the meaning of the 1940 Act, except where this standard is not met by reason of the death, disqualification or bona fide resignation of any trustee and pending the replacement of the trustee in accordance with the Declaration of Trust, these Bylaws and the 1940 Act and rules thereunder. Former officers or directors of any Trust investment adviser or principal underwriter, or any parent company or majority-owned subsidiary of such adviser or underwriter, may serve as trustees, but shall not be deemed to be disinterested trustees. (As revised September 27,
2000)

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     SECTION 3.4. Election, Resignations, Term of Office and Vacancies. Until
the first meeting of shareholders and until their successors are duly elected and qualified, the Board of Trustees shall consist of the persons named as such in the Declaration of Trust. The trustees shall be elected at each annual meeting of shareholders and may be elected at any meeting of shareholders, by a majority of the votes. Cumulative voting is not permitted. Trustees need not be residents of the State of Massachusetts or shareholders of the Trust. Each trustee, unless he resigns, dies or is removed, shall hold office until the next annual meeting and until the successor is elected and has qualified. Any trustee may resign his or her office at any time by delivering the resignation in writing to the Chairman of the Board Of Trustees or to a meeting of the Board. Any such resignation shall take effect at the time specified in writing or, if not specified, upon its receipt. Subject to compliance with Sections 10(e) and 16(a) of the 1940 Act, any vacancies occurring in the Board of Trustees other than by reason of an increase in the number of trustees may be filled by the affirmative vote of a majority of the remaining trustees, even though such majority is less than a quorum, provided that immediately after filling such vacancy, at least two- thirds of the trustees then holding office shall have been elected by the shareholders. If, by permitting the trustees to fill a vacancy, less than a majority of the trustees shall have been elected by the shareholders, then a special meeting of shareholders to fill a vacancy shall be held within sixty days or such longer period as may be permitted by the Securities and Exchange Commission. A trustee elected by the Board of Trustees to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.

     SECTION 3.5. Place of Meeting. Meetings of the Board of Trustees may be held at whatever place is specified by the officer calling the meeting. In the absence of a specific place designation, the meeting shall be held at the office of the Trust in the City of Boston, Massachusetts.

     SECTION 3.6. Organizational and Regular Meetings. The newly elected Board of Trustees may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately following any Annual Meeting of the shareholders, at the place of such meeting. No notice of such first meeting need be given to either old or new members of the Board of Trustees. Regular meetings may be held at such other times and places as shall be designated by the Board of Trustees, and notice of such regular meeting shall not be required.

     SECTION 3.7. Special Meetings. Special meetings of the Board of Trustees may be held at any time upon the call of the Chairman of the Board or any two trustees of the Trust. The Secretary shall give notice of such special meeting by mailing the same at least three days or by sending by cable, radio or telegraph or delivering personally or telephoning personally at least one day before the meeting to each trustee. Notice of the time, place and purpose of such meeting may be waived in accordance with Article VII of these Bylaws. Attendance of a trustee at such meeting shall also constitute a waiver of notice thereof, except where he or she attends for the announced purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Except as otherwise provided in these Bylaws, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Trustees need be specified in the notice or waiver of notice of such meeting.

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     SECTION 3.8. Quorum and Manner of Acting. One-third of the number of trustees holding office pursuant to these Bylaws shall constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the trustees present may adjourn from time to time until they can secure the attendance of a quorum. The act of a majority of the trustees present at any meeting at which a quorum is present shall be the act of the Board of Trustees, except as otherwise expressly required under the provisions of the 1940 Act, or where a larger vote is required by law, the Declaration of Trust, or these Bylaws.

     SECTION 3.9. Removal of Trustees. Any trustee may be removed from office, either for or without cause, at any annual or special meeting of shareholders by the affirmative vote of a majority of the outstanding shares entitled to vote for the election of trustees. The notice calling such meeting shall state that the shareholders intend to act upon such removal and the vacancy caused by such removal may be filled at the meeting by vote of a majority of the shares represented at the meeting and entitled to vote for the election of trustees.

     SECTION 3.10. Action Without Meeting. Subject to the provisions of the 1940 Act, any action permitted or required by law, these Bylaws, or by the Declaration of Trust to be taken at a meeting of the Board of Trustees or any of its committees may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the Board of Trustees or such committee and filed with the minutes of such meeting. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Massachusetts.

     SECTION 3.11. Meeting By Conference Telephone. Members of the Board of Trustees may participate in a meeting of such Board by means of a conference telephone or similar communications equipment which allows all participants of the meeting to hear one another at the same time. Participation in a meeting pursuant to this Section shall constitute presence in person at such meeting, to the extent permitted under the 1940 Act or the rules thereunder

     SECTION 3.12. Compensation of Trustees. The Board of Trustees may authorize reasonable compensation to trustees for their services as trustees and as members of committees of the Board of Trustees and may authorize the reimbursement of reasonable expenses incurred by trustees in connection with rendering those services.

     Members of the Board who are not disinterested trustees within the meaning of the 1940 Act or Article III, Section 3.3., shall, to the extent consistent with state law and the Trust's Declaration of Trust, defer to the disinterested trustees on matters of compensation and reimbursement, but shall not be precluded from providing input to the disinterested trustees on such matters. (As revised September 27, 2000)

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                                   ARTICLE IV

                                   COMMITTEES

     SECTION 4.1. Executive Committee. The Board of Trustees may, by resolution adopted by a majority of the Board, designate an Executive Committee consisting of the Chairman of the Board and one or more of the trustees of the Trust and may delegate to such Executive Committee any of the powers of the Board of Trustees except:

     a.   the power to declare dividends or distributions on stock;
     b. the power to recommend to the shareholders any action which requires shareholder approval;
     c.   the power to amend or repeal the bylaws or adopt new bylaws; or
     d. the power to approve any merger or share exchange which does not require shareholder approval.

     The Executive Committee shall keep written minutes of its proceedings and shall report such minutes to the Board. All such proceedings shall be subject to revision or alteration by the Board, provided that third parties shall not be prejudiced by such revision or alteration.

     SECTION 4.2. Other Committees. The Board of Trustees may, by resolution adopted by a majority of the Board, designate one or more committees, each one consisting of two or more of the trustees. Each committee shall have and may exercise the powers of the Board of Trustees in the management of the business and affairs of the Trust to the extent provided in the resolution creating it, except where action of the Board of Trustees is specified by law. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Trustees. The Board of Trustees shall have the power at any time to fill vacancies in, to change the size or membership of, and to discharge any such committees.

     SECTION 4.3. General. A committee shall fix its own rules of procedure not inconsistent with these Bylaws and with any directions of the Board of Trustees. It shall meet at such times and places and upon such notice as shall be provided by rules or resolution of the Board of Trustees. The presence of a majority shall constitute a quorum for the transaction of business, and in every case an affirmative vote of a majority of the members of the committee present shall be necessary for the taking of any action. A committee shall keep regular minutes of its proceedings and report the minutes to the Board of Trustees when required, except as the Board otherwise provides. (As amended September 27,
2000)

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                                    ARTICLE V

                                    OFFICERS

     SECTION 5.1. Number. The officers of the Trust shall be chosen by the Board of Trustees and shall include a Chairman of the Board, a President, a Secretary, and a Treasurer.

     SECTION 5.2. Selection. The Board of Trustees at its first meeting shall choose a Chairman of the Board, a President, a Secretary, and a Treasurer, none of whom, other than the Chairman of the Board, need be a member of the Board. Any two or more offices, except the office of President, may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required by law, the Declaration of Trust, or these Bylaws to be executed, acknowledged, or verified by two or more officers.

     SECTION 5.3. Term of Office. The officers of the Trust shall hold office until their successors are chosen and qualified. Any vacancy occurring in any office of the Trust shall be filled by the Board of Trustees.

     SECTION 5.4. Selection of Other Officers and Agents. As deemed necessary, the Board of Trustees may appoint other officers and agents who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Trustees. If they so deem, the Board of Trustees may delegate this power to appoint other officers and agents to the President or to any other executive officer of the Trust.

     SECTION 5.5. Salaries. The salaries of all officers and agents of the Trust shall be fixed by the Board of Trustees. If they so deem, the Board of Trustees may delegate this power to set salaries of officers and agents to the President or to any other executive officer of the Trust.

     SECTION 5.6. Removal. Any officer or agent of the Trust may be removed during his term by a majority vote of the Board of Trustees whenever, in its judgment, removal of such person would serve the best interests of the Trust. Such removal shall terminate all of such person's authority as an officer or agent, but his right to salary and any contract rights shall depend on the terms of his employment and the circumstances of his removal. If they so deem, the Board of Trustees may delegate this power to remove agents and employees under their control to the President or to any other executive officer of the Trust.

     SECTION 5.7. Chairman of the Board. The Chairman of the Board shall preside at meetings of the Board of Trustees. He shall have such other powers as are usually incident to the office of Chairman of the Board and shall exercise such other specific powers as the Board of Trustees may from time to time assign to him.

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     SECTION 5.8. President. The President shall have the following powers and duties:

     (a) He shall be the chief operating officer of the Trust. Subject to the direction of the Board of Trustees, he shall have general charge of the operations of the business, affairs and property of the Trust and general operations of its officers, employees and agents.

     (b) Subject to these Bylaws, the President shall exercise all powers and perform all duties incident to the office of president and chief operating officer of a corporation, and shall exercise such other powers and perform such other duties as from time to time may be assigned to the President by the Board of Trustees.

     SECTION 5.9. The Secretary. Except as may otherwise be provided by the Board of Trustees, the Secretary of the Trust shall have the following powers and duties:

          a. to keep the minutes of the meetings of shareholders, of the Board of Trustees, and of any Board committee;
          b. to see that all notices are duly given, in accordance with these Bylaws or as required by law;
          c.   to be custodian of the corporate records;
          d. to keep or cause to be kept for the Trust the shareholder register described in Section 8.1 of these Bylaws;
          e.   to have general charge of the share transfer books of the Trust;
          f. to perform all duties incidental to the office of secretary and such other duties as, from time to time, may be assigned to the Secretary by the President or Board of Trustees.

     SECTION 5.10. The Treasurer. Except as may otherwise be provided by the Board of Trustees the Treasurer shall:

          a. have charge and custody of all the funds and securities of the Trust, except those which the Trust has placed in the custody of a bank or trust company pursuant to a written agreement designating such bank or trust company as custodian of the property of the Trust;
          b. keep full and accurate accounts of the receipts and disbursements in books belonging to the Trust;
          c. cause all monies and other valuables to be deposited to the credit of the Trust;
          d. receive, and give receipts for, monies due and payable to the Trust from any source; e. disburse the funds of the Trust and supervise the investment of its funds as authorized by the Board; and
          f. in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or the Board of Trustees.

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     SECTION 5.11. Bonding. The Board of Trustees may require any officer, agent, or employee to give bond for the faithful performance of his duties in such amount and with such surety or sureties as the Board may deem advisable.

                                   ARTICLE VI

                                 INDEMNIFICATION

     The Trust shall indemnify or advance any expenses to the trustees, shareholders, officers, or employees of the Trust to the extent set forth in the Declaration of Trust.

                                   ARTICLE VII

                                WAIVERS OF NOTICE

     Whenever, under the provisions of any law, the Declaration of Trust or these Bylaws, any notice is required to be given to any shareholder, trustee, or committee member, a waiver of the notice in writing signed by the person or persons entitled to the notice, whether before or after the time stated in the notice, as well as attendance at the meeting in person or by proxy, shall be equivalent to the giving of such notice, unless such attendance is for the announced purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

                                  ARTICLE VIII

                                     SHARES

     SECTION 8.1. Register and Record of Shareholders. The Trust shall maintain at its offices in the City of Boston, Massachusetts, or at the offices of a transfer agent, an original or duplicate register containing the names and addresses of all shareholders and the number of shares of each portfolio held by each shareholder. The Secretary of the Trust shall maintain the register unless and until a transfer agent is appointed by the Board of Trustees. The names of shareholders as they appear on the register shall be the official list of shareholders of record of the Trust for all purposes. The Trust shall treat the holder of record of any shares of the Trust as the owner of those shares for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or any rights deriving from such shares, on the part of any other person, unless and until such other person becomes the holder of record of such shares, whether the Trust has actual or constructive notice of the interest of such other person, except as otherwise provided by the federal securities laws or the laws of Massachusetts.

     SECTION 8.2. Transfers of Shares. The shares of the Trust shall be transferable on the books of the Trust upon appropriate authorization in person by the holder of record of the shares or his duly authorized attorney or legal representative.

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     SECTION 8.3. Account Maintenance Charges. The Board of Trustees may, in
accordance with such terms and conditions as it may from time to time prescribe, establish an account maintenance charge to be paid by shareholders of the Trust for maintenance of their accounts. Any account maintenance charges established by the Board of Trustees may be charged against income credited to a shareholder account and, to the extent there is not sufficient income credited to a shareholder account in any period to cover such charge, the Trust may redeem sufficient shares owned by a shareholder to cover such charges. A shareholder charged with any maintenance charge pursuant to this Section as a result of having an account with a value less than a specified amount shall be given prompt written notice at the time of imposition of such charge.

                                   ARTICLE IX

                                    CUSTODIAN

     All assets of the Trust shall be deposited in the safekeeping of such banks or other companies as the Board of Trustees may from time to time determine. Every arrangement entered into with any bank or other company for the safekeeping of the securities and investments of the Trust shall contain provisions complying with all applicable law, rules and regulations.

                                    ARTICLE X

                                  MISCELLANEOUS

     SECTION 10.1. Fiscal Year. Unless otherwise determined by the Board of Trustees, the fiscal year of the Trust shall begin on January 1, and end on December 31, in each year.

     SECTION 10.2. Annual Statement. The President or the Treasurer shall prepare or cause to be prepared annually a full and correct statement of affairs of the Trust for the preceding fiscal year, which shall be submitted at the Annual Meeting.

                                   ARTICLE XI

                                    AMENDMENT

     SECTION 11.1. By Shareholders. These Bylaws may be amended, altered, repealed, or added to at any regular meeting of the shareholders or at any special meeting called for that purpose, by the affirmative vote of a majority of the shares entitled to vote and represented at such meeting.

     SECTION 11.2. By Trustees. The Board of Trustees may alter and amend, adopt, replace, or add to these Bylaws at any regular meeting of the Board, or at any special meeting of the Board called for that purpose, by the affirmative vote of a majority of such Board, except where a vote of shareholders is required by law, the Declaration of Trust, or these Bylaws.

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